Exhibit 5.3

1271 Avenue of the Americas
New York, New York 10020-1401
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www.lw.com
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June 5, 2023 Extra Space Storage Inc. Extra Space Storage LP 2795 East Cottonwood Parkway, Suite 300 Salt Lake City, Utah 84121	Chicago	Riyadh
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Re:	Registration Statement on Form S-4: Exchange Offer

To the addressees set forth above:

We have acted as special counsel to Extra Space Storage Inc., a Maryland corporation (the “Company”), Extra Space Storage LP, a Delaware limited partnership (the “Operating Partnership”), ESS Holdings Business Trust I, a Massachusetts business trust (“EHBT I”), and ESS Holdings Business Trust II, a Massachusetts business trust (“EHBT II” and, together with EHBT I and the Company, the “Guarantors”), in connection with the Operating Partnership’s offers to exchange (the “Exchange Offers”) certain of its debt securities for certain debt securities of Life Storage LP, a Delaware limited partnership (“LSI”) and a subsidiary of Life Storage, Inc., a Maryland corporation (“LSI Parent”). The Exchange Offers shall consist of an offer to exchange (i) the Operating Partnership’s 3.500% Senior Notes due 2026 (the “New 2026 Notes”) for any and all of LSI’s outstanding 3.500% Senior Notes due 2026 (the “2026 Notes”), (ii) the Operating Partnership’s 3.875% Senior Notes due 2027 (the “New 2027 Notes”) for any and all of LSI’s outstanding 3.875% Senior Notes due 2027 (the “2027 Notes”), (iii) the Operating Partnership’s 4.000% Senior Notes due 2029 (the “New 2029 Notes”) for any and all of LSI’s outstanding 4.000% Senior Notes due 2029 (the “2029 Notes”), (iv) the Operating Partnership’s 2.200% Senior Notes due 2030 (the “New 2030 Notes”) for any and all of LSI’s outstanding 2.200% Senior Notes due 2030 (the “2030 Notes”) and (v) the Operating Partnership’s 2.400% Senior Notes due 2031 (the “New 2031 Notes” and, together with the New 2026 Notes, the New 2027 Notes, the New 2029 Notes and the New 2030 Notes, the “New Notes”) for any and all of LSI’s outstanding 2.400% Senior Notes due 2031 (the “2031 Notes” and, together with the 2026 Notes, the 2027 Notes, the 2029 Notes and the 2030 Notes, the “Existing Target Notes”).

The Existing Target Notes were issued pursuant to the Indenture, dated as of June 20, 2016, by and among LSI, LSI Parent, as a guarantor, and Wells Fargo Bank, National Association, as trustee, as supplemented by (i) the First Supplemental Indenture, dated as of June 20, 2016, in the case of the 2026 Notes, (ii) the Second Supplemental Indenture, dated as of December 7, 2017, in the case of the 2027 Notes, (iii) the Third Supplemental

June 5, 2023

Indenture, dated as of June 3, 2019, in the case of the 2029 Notes, (iv) the Fourth Supplemental Indenture, dated as of September 23, 2020, in the case of the 2030 Notes and (v) the Fifth Supplemental Indenture, dated as of October 7, 2021, in the case of the 2031 Notes, (collectively, the “Existing Target Indenture”). The New Notes and the guarantees thereof by the Guarantors (the “Guarantees”) are being issued pursuant to the Indenture, dated as of May 11, 2021 (the “Base Indenture”) among the Operating Partnership, the Guarantors and Computershare Trust Company, N.A., as successor trustee to Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended by (i) the Sixth Supplemental Indenture with respect to the New 2026 Notes, to be dated as of the closing date of the Exchange Offers (the “Settlement Date”), (ii) the Seventh Supplemental Indenture with respect to the New 2027 Notes, to be dated as of the Settlement Date, (iii) the Eighth Supplemental Indenture with respect to the New 2029 Notes, to be dated as of the Settlement Date, (iv) the Ninth Supplemental Indenture with respect to the New 2030 Notes, to be dated as of the Settlement Date and (v) the Tenth Supplemental Indenture with respect to the New 2031 Notes, to be dated as of the Settlement Date (each, a “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 5, 2023 (the “Registration Statement”), a preliminary prospectus dated June 5, 2023 (and together with the Registration Statement, the “Offering Documents”), and a dealer manager agreement dated June 5, 2023 among the Operating Partnership, the Guarantors and TD Securities (USA) LLC, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC, as dealer managers.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the New Notes and the Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Operating Partnership, the Guarantors and others as to factual matters without having independently verified such factual matters. We are opining herein as to general limited partnership law of the State of Delaware, and the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various issues pertaining to Maryland law, including the due authorization of the Notes and Guarantee by the Company, are addressed in the opinion of Venable LLP, separately provided to you. Various issues pertaining to Massachusetts law, including the due authorization of the Guarantee by EHBT I and EHBT II, are addressed in the opinion of Verrill Dana LLP, separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

June 5, 2023

Subject to the foregoing and the other matters set forth herein, it is our opinion that, upon consummation of the Exchange Offers by the Operating Partnership in accordance with and in the manner described in the Offering Documents, when the New Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered by or on behalf of the Operating Partnership in accordance with the terms of the Indenture against the due tender and delivery to the Trustee of the Existing Target Notes in an aggregate principal amount equal to the aggregate principal amount of the New Notes, the New Notes and the Guarantees will be legally valid and binding obligations of the Operating Partnership and the Guarantors, as applicable, enforceable against the Operating Partnership and the Guarantors in accordance with their respective terms.

Our opinion is subject to: (a) the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which a proceeding is brought; and (c) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion with respect to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) waivers of rights or defenses contained in Sections 4.4 of the Base Indenture and Section 5.1(b) of each Supplemental Indenture (except, with respect to Section 5.1(b) of each Supplemental Indenture, to the extent such waiver is limited to the fullest extent that the Guarantors may do so under applicable law) and waivers of broadly or vaguely stated rights; (v) provisions to the effect that a guarantor is liable as a primary obligor and not as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (vi) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (vii) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any agreement, right or property; (viii) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (ix) provisions permitting, upon acceleration of any indebtedness (including the New Notes), collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; and (x) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Notes, the Indenture and the Guarantees (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Operating Partnership, (b) that the Documents constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms other than the Operating Partnership and each of the Guarantors and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

June 5, 2023

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the related prospectus under the heading “Validity of Notes.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP